Exhibit 10.74

May 2, 1994

William Loesch

[Address]

Re: Offer of Employment

Dear Bill:

This letter is to confirm our verbal offer to you to join Pinnacle Systems as Vice President, Desktop Business Group, reporting to Mark Sanders. Your first day of employment will be May 1, 1994.

Your salary will be $9,000 per month, and you will be provided with a competitive benefit package including medical, dental, and life insurance. Your employment will be At-Will.

In addition, we will recommend to the Pinnacle board of directors that you be granted options to purchase 50,000 shares of Pinnacle common stock, pursuant to Pinnacle’s stock option plan. These options will vest at the end of a 10 year term, however, the vesting will be accelerated upon an acquisition of the company, or an Initial Public Offering of Pinnacle stock.

If these terms are acceptable, please sign below, and return one copy to us. We look forward to having you join Pinnacle on this full time basis!

Sincerely,

/s/ MARK SANDERS
Mark Sanders President, CEO Pinnacle Systems, Inc.

Offer Accepted

/s/ WILLIAM LOESCH
William Loesch